Exhibit 99.1

For more information contact:
Kevin Eichner or Frank Sanfilippo (314) 725 5500
Melissa Sturges (816) 221 7500 or Ann Marie Mayuga (314) 469 4798

ENTERPRISE FINANCIAL REPORTS 14% INCREASE IN NET INCOME AND 3%
INCREASE IN EARNINGS PER SHARE FOR 2007

  Company posts fifth consecutive year of record earnings per share at $1.40
  Loans increase by $330 million or 25% with organic growth of 13%
  Asset quality remains strong with net charge-offs at 0.14% of average loans
  Fourth quarter net income rises to $4.9 million, an increase of 12% over 2006

St. Louis, January 29, 2008. Enterprise Financial Services Corp (NASDAQ: EFSC), the parent company of Enterprise Bank & Trust, announced today that fourth quarter net income rose to $4.9 million, an increase of 12% from the $4.4 million reported in the same quarter of 2006. Net income for the year was $17.6 million, a 14% increase over 2006 results. Earnings per fully diluted share for 2007 were $1.40, up 3% over the prior year.

EFSC’s CEO, Kevin Eichner, said, “Our Company posted solid results for 2007 despite facing some stiff macroeconomic headwinds. We are particularly pleased with the 25% growth in our banking franchise while maintaining strong asset quality at a time when many in our industry are struggling on both fronts. After a slow start in the first half of 2007, our team delivered net organic loan and deposit growth of 13% for the year – a number consistent with our long range objectives and one which should compare favorably to peers.”

Banking Line of Business

Banking net interest income increased $2.5 million, or 17%, in the fourth quarter of 2007 versus the same period in 2006. For the year ended December 31, 2007, banking net interest income increased $11.2 million, or 21%, driven by exceptionally strong organic loan growth in the fourth quarter, and $172 million, or 13%, for the full year. Including the acquisition of Clayco Bancshares (Great American Bank) in February of 2007, portfolio loans increased $330 million or 25%.

Commercial and industrial loan growth was particularly robust, increasing $59 million for the quarter ended December 31, 2007 and $123 million for the full year period. Commercial real estate loans decreased $13 million for the quarter, but increased $115 million for the full year period. The company continues to benefit in this environment from its relatively low exposure to the residential housing market with only 12% of its loan portfolio in that sector.

Total deposits grew by $139 million, or 10%, during the quarter. For the year, total deposits grew $270 million, or 21%, with $125 million attributable to the acquisition of Clayco. Excluding the impact of Clayco and brokered deposits, core deposits grew $155 million, or 13%.

The Company continued to maintain its core funding base and favorable deposit mix with 18% of deposits in demand deposit accounts and only 7% in brokered deposits at year end.

The tax-equivalent net interest rate margin for the fourth quarter decreased 7 basis points to 3.80% from the third quarter of 2007 and decreased 18 basis points from the fourth quarter of 2006. The decline from third quarter was primarily due to a less favorable earning asset mix and the reduced benefit of free funds resulting from declining interest rates. The Company is slightly asset sensitive, but was able to largely offset lower asset yields due to declines in the prime rate by aggressively cutting deposit costs. The net interest rate spread has been stable to rising over the last several quarters. For the year ended December 31, 2007, the tax-equivalent net interest rate margin was 3.83% versus 4.01% in the prior year. Approximately 5 basis points of the decline was attributable to higher average levels of nonperforming loans in 2007 versus the prior year.

Chairman and CEO of Enterprise’s banking line of business, Peter Benoist, commented, “We anticipate further rate decreases in 2008 that will require significant attention to maintain our net interest rate margin at adequate levels. We will continue to reduce the cost of our short term and maturing funding sources to respond to the impact of falling interest rates, while maintaining a competitive position within our market niche. Of course, the rapidity and severity of those rate cuts will have some impact on our ability to mitigate the effects of these cuts in the short-term.”

The provision for loan losses was $2.5 million for the fourth quarter of 2007 compared with $350,000 in the fourth quarter of 2006. During the fourth quarter, the Company recorded net charge-offs of $611,000 compared to net charge-offs of $1.2 million during the same period of 2006. The increase in the provision for loan losses between the fourth quarter of 2007 and the fourth quarter of 2006 was due to stronger loan growth, an increase in nonperforming loans during the quarter of $4.2 million (versus $149,000 in the fourth quarter of 2006), and adverse risk rating changes primarily in the residential builder portfolio as a result of the Company’s standard credit reviews.

Nonperforming loans rose to $12.7 million, or 0.77% of loans, a level similar to that at the end of the second quarter. The increase in nonperforming loans in the fourth quarter was primarily the result of three credits, the two largest of which related to a residential builder in Kansas City totaling $2.2 million and a single-family rehab builder in Kansas City totaling $1.6 million. The Company believes it is adequately reserved on these two credits. Nonperforming loans at year end consisted of 19 relationships, nearly all of which were related to the soft residential housing markets in St. Louis and Kansas City.

Benoist commented further, “Based on what we currently see, the majority of the exposure in our loan portfolio continues to be concentrated in the residential housing segment in our two markets. Eighty-five percent of our nonperforming assets relate to this segment, although it represents just 12% of our total loan portfolio. We expect our nonperforming assets to increase modestly through the third quarter of 2008 as we work through this exposure, and our charge-offs to increase proportionately, but for both to remain at very manageable levels for the year as a whole.”

Deposit service charges for the fourth quarter and year to date were higher than the prior year primarily due to the acquisitions of Great American Bank in February 2007 and NorthStar Bank in July 2006.

During the fourth quarter, the Company realized approximately $664,000 of gains on the sale of certain state tax credits to its clients as part of a new fee initiative designed to augment our wealth management and banking lines of business. In the fourth quarter, the Company signed an agreement through which it purchases the rights to receive ten-year streams of state tax credits at agreed upon discount rates and then re-sells them to its clients for a profit. At December 31, 2007, the Company had $23 million in “Other Assets” representing the present value of these streams on qualifying projects. Carrying costs for these assets will reduce reported net interest rate margin by approximately ten to eleven basis points in 2008 based on anticipated volumes. Management believes the economic benefits to the company of this new source of fee income will outweigh the effects of the decline in reported margin.

“This is a business that my partner, Peter Benoist, helped to pioneer in the late 1980’s with Mark Twain Bancshares (now part of U.S. Bancorp) and one in which our specialized expertise can be leveraged to the benefit of our shareholders and clients,” commented Eichner.

Also, during the fourth quarter, the Company elected to sell a portion of its agency investment portfolio that was maturing in the next year and reinvest the proceeds in securities with an expected life of three to five years. As a result, the Company recognized $233,000 of pre-tax gains.

Remaining increases in Other Income for the quarter versus the prior year relate to higher volumes of fees associated with treasury management, debit cards, merchant processing and other products.

Wealth Management Line of Business

Wealth Management revenue was up $273,000, or 7% in the fourth quarter of 2007 versus the same quarter in 2006 due to stronger revenues from Millennium Brokerage Group LLC (“Millennium”.)

For the year ended December 31, 2007, Wealth Management revenue increased $171,000 or 1%. Revenues from Trust during 2007 were up $453,000 or 6%. Assets under administration were $1.7 billion at December 31, 2007, a 4% increase over one year ago. Despite a 29% growth in paid premium sales over 2006, net revenues from Millennium during 2007 were down 3% from the prior year as the gross margin on those increased sales fell from 39% to 29% due to a less favorable carrier mix and higher payouts to direct producers.

For the year ended December 31, 2007, pre-tax profits from the Wealth Management segment were $3.5 million, down from $3.8 million in 2006. Trust pre-tax profits were up $121,000, or 9%, while Millennium’s pre-tax profits of $2.0 million were down $500,000 from 2006. On January 7, 2008, the Company announced that effective December 31, 2007, it had acquired the remaining 40% minority interest of Millennium bringing EFSC’s ownership to 100%.

Eichner commented, “After doubling in revenues and more than tripling in profits in 2006, our fee businesses leveled off in 2007. Much of the year was devoted to restructuring Millennium and our Trust operations to better position these entities for an increasingly competitive environment. Depending on the state of the economy and the performance of the equity markets, we expect wealth management earnings to be flat to down slightly in 2008 due primarily to the effects of the Millennium compensation re-design. We are targeting a resumption of higher earnings growth rates in subsequent years as we again experience the benefits of the proven operational leverage that can be generated by our trust and life insurance units. The impact of our tax credit business was a nice plus in 2007 and should contribute incrementally to our fee income ratio in the years ahead as we strive to shift the balance of our revenues and profits between banking and fee-based businesses.”

Other Business Results

During the fourth quarter, Enterprise Bank & Trust opened a loan production office in central Phoenix, Arizona. The Company had previously announced its intent to enter the Phoenix market, initially with a loan production office and subsequently through an application to establish a new Arizona state bank charter. The Company’s Arizona CEO, Jack Barry, is actively recruiting additional team members and local investors/directors to serve the planned de novo bank. The LPO is now generating some excellent new credits. The Arizona charter application is expected to be filed in the first quarter with an initial location in the rapidly growing West Valley area of Phoenix.

For the year, the Company’s efficiency ratio remained at 61%, flat with 2006. Noninterest expenses increased $8.1 million, or 20%, to $49.5 million. Approximately, $2.8 million of this increase was due to the acquisition of Great American Bank and $2.5 million was related to the full year impact of NorthStar Bank. The remainder of the increase was primarily connected with expenses associated with supporting the Company’s organic growth rates.

Eichner concluded, “As we look to 2008 and beyond, we continue to execute against our strategy which has proven to be resilient and effective. We are focused on asset quality and banking margins as we continue to grow our franchise, now in three markets with our expansion to Phoenix. Although we see 2008 as a bit of a re-set year for wealth management for a number of reasons, we remain committed to our core mission of guiding our clients to a lifetime of financial success while continuing to build shareholder value.”

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis and Kansas City and a commercial loan production office in Phoenix, Arizona with an intent to open a state de novo bank charter in 2008. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Please refer to the Consolidated Financial Summary attached for more details.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in Enterprise Financial’s 2006 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY
(unaudited)

(In thousands, except per share data)	For the Quarter Ended		For the Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
INCOME STATEMENTS	2007	2006	2007	2006
Total interest income	$31,916	$26,966	$122,517	$94,418
Total interest expense	15,713	12,927	61,465	43,141
Net interest income	16,203	14,039	61,052	51,277
Provision for loan losses	2,450	350	4,615	2,127
Net interest income after provision for loan losses	13,753	13,689	56,437	49,150

NONINTEREST INCOME
Wealth Management revenue	4,064	3,791	13,980	13,809
Deposit service charges	926	592	3,228	2,228
(Loss) gain on sale of other real estate	(43)	2	(48)	2
Gain on sale of securities	233	-	233	-
Other income	1,050	277	2,280	877
Total noninterest income	6,230	4,662	19,673	16,916

NONINTEREST EXPENSE
Salaries and benefits	7,583	6,849	29,555	25,247
Occupancy	1,003	1,009	3,901	2,966
Furniture and equipment	384	222	1,439	1,028
Other	4,113	3,748	14,621	12,153
Total noninterest expense	13,083	11,828	49,516	41,394

Minority interest in net income of consolidated subsidiary	-	(48)	-	(875)

Income before income tax	6,900	6,475	26,594	23,797
Income taxes	1,994	2,084	9,016	8,325
Net income	$4,906	$4,391	$17,578	$15,472

Basic earnings per share	$0.40	$0.38	$1.44	$1.41
Diluted earnings per share	$0.39	$0.37	$1.40	$1.36
Return on average assets	1.04%	1.14%	1.00%	1.12%
Return on average equity	11.28%	13.24%	10.89%	13.69%
Efficiency ratio	58.32%	63.25%	61.34%	60.70%
Noninterest expense to average assets	2.77%	3.08%	2.82%	2.99%

YIELDS (fully tax equivalent)
Loans	7.65%	7.95%	7.88%	7.71%
Securities	4.87%	4.21%	4.58%	4.06%
Federal funds sold	4.23%	5.43%	4.78%	5.00%
Yield on earning assets	7.42%	7.57%	7.63%	7.33%
Interest bearing deposits	4.10%	4.32%	4.35%	3.94%
Subordinated debt	7.24%	7.37%	7.21%	7.16%
Borrowed funds	4.54%	4.61%	4.86%	4.78%
Cost of paying liabilities	4.26%	4.42%	4.50%	4.09%
Net interest spread	3.16%	3.15%	3.13%	3.24%
Net interest rate margin	3.80%	3.98%	3.83%	4.01%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
BALANCE SHEETS	2007	2007	2007	2007	2006
ASSETS
Cash and due from banks	$76,265	$47,593	$45,081	$41,846	$41,558
Federal funds sold	75,665	2,585	2,059	6,992	7,066
Interest-bearing deposits	1,719	1,100	1,021	1,144	1,669
Debt and equity investments	83,333	122,204	111,617	119,056	111,210
Loans held for sale	3,420	1,117	3,840	4,650	2,602

Portfolio loans	1,641,432	1,558,885	1,500,512	1,492,460	1,311,723
Less allowance for loan losses	21,593	19,754	19,703	19,220	16,988
Net loans	1,619,839	1,539,131	1,480,809	1,473,240	1,294,735

Other real estate	2,963	857	441	1,064	1,500
Premises and equipment, net	22,223	22,487	22,801	22,777	17,050
Goodwill	57,177	55,661	54,841	55,284	29,983
Core deposit intangible	3,330	3,511	3,693	3,886	2,153
Other amortizing intangibles	2,723	2,952	3,180	3,408	3,636
Other assets	50,461	29,061	23,929	23,276	22,425
Total assets	$1,999,118	$1,828,259	$1,753,312	$1,756,623	$1,535,587

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest bearing deposits	$278,313	$212,903	$215,771	$214,965	$234,849
Interest bearing deposits	1,306,699	1,233,532	1,212,353	1,231,139	1,080,659
Total deposits	1,585,012	1,446,435	1,428,124	1,446,104	1,315,508
Subordinated debentures	56,807	56,807	56,807	56,807	35,054
FHLB advances	152,901	131,746	88,192	75,387	26,995
Federal funds purchased	-	-	-	-	-
Other borrowings	16,680	10,613	7,593	12,786	13,757
Other liabilities	14,569	13,415	9,527	6,837	11,279
Total liabilities	1,825,969	1,659,016	1,590,243	1,597,921	1,402,593
Shareholders' equity	173,149	169,243	163,069	158,702	132,994
Total liabilities and shareholders' equity	$1,999,118	$1,828,259	$1,753,312	$1,756,623	$1,535,587

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands, except per share data)	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2007	2007	2007	2007	2006
EARNINGS SUMMARY
Net interest income	$16,203	$15,805	$15,125	$13,921	$14,039
Provision for loan losses	2,450	600	715	850	350
Wealth Mangement revenue	4,064	3,495	3,458	2,963	3,791
Noninterest income	2,166	1,143	1,448	934	871
Noninterest expense	13,083	12,202	12,370	11,861	11,828
Minority interest in net income of consolidated subsidiary	-	-	157	(157)	(48)
Income before income tax	6,900	7,641	7,103	4,950	6,475
Net income	4,906	4,999	4,515	3,158	4,391
Diluted earnings per share	$0.39	$0.40	$0.36	$0.26	$0.37
Return on average equity	11.28%	11.85%	11.20%	8.92%	13.24%
Net interest rate margin (fully tax equivalized)	3.80%	3.87%	3.81%	3.86%	3.98%
Efficiency ratio	58.32%	59.69%	61.75%	66.57%	63.25%

MARKET DATA
Book value per share	$13.96	$13.66	$13.20	$12.86	$11.52
Tangible book value per share	$8.86	$8.65	$8.20	$8.03	$8.42
Market value per share	$23.81	$24.34	$24.86	$28.00	$32.58
Period end common shares outstanding	12,406	12,388	12,354	12,340	11,540
Average basic common shares	12,387	12,380	12,346	11,835	11,491
Average diluted common shares	12,676	12,652	12,692	12,198	11,892

ASSET QUALITY
Net charge-offs	$611	$549	$232	$628	$1,167
Nonperforming loans	$12,720	$8,542	$12,661	$9,855	$6,363
Nonperforming loans to total loans	0.77%	0.55%	0.84%	0.66%	0.49%
Nonperforming assets to total assets	0.78%	0.51%	0.75%	0.62%	0.51%
Allowance for loan losses to total loans	1.32%	1.27%	1.31%	1.29%	1.30%
Net charge-offs to average loans (annualized)	0.15%	0.14%	0.06%	0.19%	0.37%

CAPITAL
Average equity to average assets	9.21%	9.40%	9.22%	8.96%	8.65%
Tier 1 capital to risk-weighted assets	9.32%	9.85%	9.82%	9.50%	9.63%
Total capital to risk-weighted assets	10.54%	11.05%	11.09%	10.85%	10.87%
Tangible equity to tangible assets	5.68%	6.07%	5.99%	5.67%	6.48%

AVERAGE BALANCES
Portfolio loans	$1,583,325	$1,526,259	$1,492,573	$1,365,340	$1,265,000
Earning assets	1,719,825	1,645,697	1,622,139	1,487,193	1,426,341
Total assets	1,873,915	1,780,239	1,754,297	1,601,266	1,521,640
Deposits	1,511,476	1,453,497	1,426,002	1,327,177	1,301,686
Shareholders' equity	172,563	167,310	161,663	143,514	131,621

LOAN PORTFOLIO
Commercial and industrial	$476,184	$416,715	$391,237	$379,147	$352,914
Commercial real estate	690,868	703,772	681,735	671,709	576,172
Construction real estate	266,111	252,476	247,722	251,184	196,851
Residential real estate	170,510	155,489	149,182	157,473	150,244
Consumer and other	37,759	30,433	30,636	32,947	35,542
Total loan portfolio	$1,641,432	$1,558,885	$1,500,512	$1,492,460	$1,311,723

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$278,313	$212,903	$215,771	$214,965	$234,849
Interest-bearing transaction accounts	131,141	120,069	128,808	123,848	111,725
Money market and savings accounts	682,920	596,226	552,678	582,231	556,947
Certificates of deposit	492,638	517,237	530,867	525,060	411,987
Total deposit portfolio	$1,585,012	$1,446,435	$1,428,124	$1,446,104	$1,315,508

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (cont.)
(unaudited)

(In thousands)	For the Quarter Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2007	2007	2007	2007	2006
YIELDS (fully tax equivalent)
Loans	7.65%	7.96%	7.98%	7.94%	7.95%
Securities	4.87%	4.67%	4.50%	4.31%	4.21%
Federal funds sold	4.23%	5.53%	5.49%	5.51%	5.43%
Yield on earning assets	7.42%	7.73%	7.72%	7.66%	7.57%
Interest bearing deposits	4.10%	4.44%	4.47%	4.42%	4.32%
Borrowed funds	4.54%	5.00%	5.04%	4.99%	4.61%
Subordinated debt	7.24%	7.20%	7.19%	7.21%	7.37%
Cost of paying liabilities	4.26%	4.59%	4.63%	4.55%	4.42%
Net interest spread	3.16%	3.14%	3.09%	3.11%	3.15%
Net interest rate margin	3.80%	3.87%	3.81%	3.86%	3.98%

WEALTH MANAGEMENT
Trust Assets under management	$1,098,110	$1,106,214	$1,111,042	$1,047,700	$1,042,146
Trust Assets under administration	1,696,303	1,734,761	1,742,426	1,659,573	1,634,834